Exhibit 10.1

CONFIDENTIAL

VIA EMAIL

December 31, 2018

Mr. Nicholas J. Virca

c/o HedgePath Pharmaceuticals, Inc.

324 S. Hyde Park Avenue, Suite 350

Tampa, Florida 33606

Re:	Terms of Employment

Dear Nick:

HedgePath Pharmaceuticals, Inc. (the “Company”) hereby extends to you an offer to continue your employment with the Company under the revised employment terms as set forth below. This letter is referred to herein as the “Letter Agreement.” This Letter Agreement replaces your employment agreement with the Company, dated June 24, 2014, as amended (the “Previous Agreement”), which agreement as you know shall expire on December 31, 2018.

1.    Responsibilities. Your title will continue to be President and Chief Executive Officer. You will report to the Company’s Board of Directors (the “Board”), understanding that you will consult with the Joint Development Committee as contemplated by that certain Third Amended and Restated Supply and License Agreement, dated December 17, 2018, as may be subsequently amended and/or restated (the “SLA”), by and between the Company and Mayne Pharma Ventures Pty Ltd (“Mayne Pharma”) with respect to all clinical and product development activities relating specifically to any product which is the subject of the SLA. Within the limitations established by the Company’s certificate of incorporation or bylaws, each as may be amended from time to time, and Delaware General Corporation Law, you shall have each and all of the duties and responsibilities customarily associated with the position of President and Chief Executive Officer and such other or different duties on behalf of the Company as may be assigned from time to time by the Board.

2.    Effective Date. The Effective Date of this Letter Agreement (the “Effective Date”) will be on or about January 1, 2019.

3.    At-Will Employment. This offer is not a contract of employment for any specific period of time and, subject to the notice provisions herein, your employment is “at will” and may be terminated by you or by the Company at any time for any reason or no reason whatsoever, subject to the notice provision paragraph 9 of this Letter Agreement. The Company currently anticipates employing you for a period beginning on the Effective Date and ending on June 30, 2019. Upon achievement of the Milestones (as defined below), the Company will consider extending your employment and negotiating in good faith an employment agreement with you that is separate from this Letter Agreement and would be on substantially similar terms of the Previous Agreement (subject to the mutual agreement of you and the Company). Nothing in this Letter Agreement or this paragraph 3 alters your “at-will” employment status or constitutes a promise to employ you for any period of time. For purposes of this Letter Agreement, the term “Milestones” means both (i) the Company’s completion of all Transfer Activities (as defined in Schedule 2 to the SLA) and the resulting receipt by the Company of $3 million in Advances (as defined in Schedule 2 to the SLA) from Mayne Pharma and (ii)

Mr. Nicholas J. Virca

December 31, 2018

the filing by the Company of an Investigational New Drug Application with the U.S. Food and Drug Administration (“FDA”) related to the study of SUBA-Itraconazole for the treatment of prostate cancer (the “SUBA Prostate IND”) and the FDA’s clearance of the SUBA Prostate IND.

4.    Compensation.

(a)    Salary. Your base salary will be paid at the rate of $300,000 (Three Hundred Thousand Dollars) per annum (the “Base Salary”), payable in accordance with the regular payroll practices of the Company.

(b)    Bonus. You shall receive your earned bonus for the fiscal year ended December 31, 2018, which will be paid solely in the form of cash and paid no later than March 15, 2019. The amount of your 2018 bonus will be determined by the Board’s Compensation Committee in accordance with your bonus potential under the Previous Agreement and the Compensation Committee’s determination of corporate objectives met. For the period covered by this Letter Agreement, you shall be eligible to receive similar discretionary bonuses as determined and approved by the Board or a designated committee thereof in its discretion. Payment of any discretionary bonus (if any) does not entitle you to additional compensation or any such bonus in any subsequent year. In order to be eligible for any bonus while employed at the Company, you must be an active employee at, and not have given or received notice of termination prior to, the time of the bonus payment.

(c)    Health Benefits. You (and your spouse, registered domestic partner and/or eligible dependents, if any) may at your election be covered under the Company’s health insurance plan, subject to applicable exclusions and limitations.

(d)    Vacation. You will be entitled to paid vacation in accordance with the Company’s vacation policy applicable to employees, as amended from time to time. Unless required by applicable law, accrued and unused vacation time will be not paid to you at the end of your employment.

(e)    Other Benefits. You will be eligible to participate in all other perquisite and benefit arrangements generally made available by the Company to its employees generally, subject to the terms of such plans or programs. Each Company benefit is subject to modification, including elimination, from to time, at the Company’s sole discretion.

(f)    Reimbursement for Expenses. The Company shall promptly reimburse you for all reasonable and necessary business expenses incurred by you in accordance with your duties and responsibilities hereunder upon the presentation by you of appropriate evidence and documentation of the incurrence thereof in accordance with the Company’s policies from time to time in effect.

(g)    Taxes/Withholding. The Company may withhold from any amounts and benefits due to you under this Letter Agreement such federal, state and local taxes, and such other amounts as may be required or permitted to be withheld, pursuant to any applicable law or regulation.

5.    Representations. You represent that:

(a)    You are free to accept employment hereunder without any contractual restrictions, express or implied, with respect to any of your prior employers.

(b)    You have not taken or otherwise misappropriated and you do not have in your possession or control any confidential and proprietary information belonging to any of your prior employers or connected with or derived from your services to prior employers.

Mr. Nicholas J. Virca

December 31, 2018

(c)    You are not currently a party to any pending or threatened litigation with any former employer or business associate.

6.    Work Authorization. Employment with the Company is contingent upon your unrestricted authorization to work in the United States and providing documentation establishing your identity and authority to work within the time period specified by law.

7.    Policies and Procedures. You agree to comply fully with all Company policies and procedures applicable to employees, as amended and implemented from time to time.

8.    Employment Relationship. This Letter Agreement creates an employment relationship only and does not create a partnership or joint venture between you and the Company. You represent that you understand that you shall not be entitled to any equity interest, profits interest, or other property interest in the Company or any of its affiliates, including any fund, account or business managed by any of them, except as expressly set forth in this Letter Agreement or as otherwise approved by the Board or a designated committee thereof.

9.    Notice Period/Cause.

(a)    If either (i) the Company terminates your employment without Cause (as defined below) or (ii) you resign from your employment with the Company, you or the Company, as applicable, must provide thirty (30) days’ advance written notice to the other party (the “Notice Period”).

(b)    The Company may, in its sole discretion, direct you to cease performing your duties, refrain from entering the Company’s offices during all or part of the Notice Period and restrict your access to the Company’s computer systems, trade secrets and confidential information.

(c)    During the Notice Period, you shall continue to be an employee of the Company, the Company shall continue to pay you your base salary and benefits, and you shall be entitled to all other benefits and entitlements as an employee until the end of the Notice Period although you acknowledge that (i) you will not be entitled to receive any bonus at the end of or with respect to the Notice Period; (ii) your Base Salary (and bonus, if any), benefits, and entitlements will cease if you breach any of your agreements with or obligations to the Company or its affiliates; and (iii) such Notice Period shall be disregarded for purposes of the vesting of equity, if any); provided, however, that if the Company has terminated you without Cause, then at your discretion you may waive the required Notice Period.

(d)    “Cause” shall mean any of the following: (i) the repeated and demonstrated failure to carry out the reasonable instructions of the Board in all material respects, provided such instructions reasonably relate to and are not inconsistent with your management position and standing, which such conduct is not cured within fifteen (15) days after receipt of written notice thereof by you from the Company; (ii) the breach by you of any of the terms or provisions of this Letter Agreement or any other agreement between you, on the one hand, and the Company, on the other hand, on the part of you to be observed or performed, which failure or breach is not cured within fifteen (15) days after receipt of written notice thereof by you from the Company; (iii) your knowing and willful neglect or refusal for any reason to attend to your material duties and responsibilities under this Letter Agreement which such conduct is not cured within fifteen (15) days after receipt of written notice thereof by you from the Company; (iv) any criminal liability of the Company which was substantially caused by your conduct; (v) your conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction of an act of fraud, embezzlement or willful breach of fiduciary duty to the Company, or any crime constituting a felony; (vi) your failure to resign from the Company pursuant to Article VIII of the Equity Holders Agreement (“EHA”); (vi) the Company becoming insolvent, filing for bankruptcy

Mr. Nicholas J. Virca

December 31, 2018

protection, commencing liquidation proceedings, having a trustee or receiver appointed over the Company’s property or business, or dissolving; or (vii) the Board determining, in its sole discretion, that the Company is no longer viable as a going concern.

(e)    Upon the termination of your employment for any reason, you agree that you shall be deemed to have resigned from any other officers, directorships, or positions, within the Company or any affiliate of the Company.

10.    Confidentiality and Intellectual Property Agreement. The June 24, 2014 “Confidentiality and Intellectual Property Agreement” between you and the Company remains in effect and you acknowledge and agree to remain bound by its terms. For your reference, the “Confidentiality and Intellectual Property Agreement” is annexed hereto as “Attachment 1.”

11.    Noncompetition. During the parties’ employment relationship and for six (6) months after the termination of that relationship for any reason, you shall not, directly or indirectly, anywhere within the United States, manage, operate or control, or participate in the ownership, management, operation or control of, or otherwise become materially interested in (whether as an owner, stockholder, lender, executive, employee, officer or director) any business (other than the Company) which is in the business of (i) utilizing pharmaceutical compounds to impact the hedgehog signaling pathway as a means of treating cancer in humans and/or (ii) utilizing pharmaceutical compounds containing itraconazole as the primary active ingredient (the “Business”), or, directly or indirectly, induce or influence any person that has a business relationship with the Company or any of its subsidiaries or affiliates relating to the Business to discontinue or reduce the extent of such relationship. For purposes of this Agreement, you shall be deemed to be directly or indirectly interested in a business if you are engaged or interested in that business as an owner, stockholder, lender, executive, employee, officer or director, but not if your interest is limited solely to the ownership of not more than 4.99% of the securities of any class of equity securities of a corporation or other entity whose shares are listed or admitted to trade on a national securities exchange or are quoted on the OTC Markets or similar public trading system.

12.    Nonsolicitation.

(a)    Of Customers. During your employment relationship with the Company, you will not, either directly or indirectly, whether on your own behalf or on behalf of any other individual or entity (other than the Company), solicit or attempt to solicit any customer or actively sought prospective customer of the Company for the purpose of providing such customer or actively sought prospective customer a product that is competitive with a product then offered or under development by the Company. For six (6) months after the termination of your employment for any reason, you will not, either directly or indirectly, whether on your own behalf or on behalf of any other individual or entity, solicit or attempt to solicit any customer or actively sought prospective customer of the Company with whom you had Material Contact during your employment for the purpose of providing such customer or actively sought prospective customer a product that is competitive with a product offered or under development by the Company as of the termination of your employment. For purposes of this paragraph 14(a), you will be deemed to have had “Material Contact” with a customer or actively sought prospective customer of the Company if you (i) dealt directly with the customer or actively sought prospective customer on behalf of the Company; (ii) coordinated or supervised the Company’s dealings with the customer or actively sought prospective customer; (iii) obtained confidential information about the customer or actively sought prospective customer in the ordinary course and as a result of the parties’ employment relationship; or (iv) received compensation resulting directly from the Company’s sale of products to the customer or actively sought prospective customer.

Mr. Nicholas J. Virca

December 31, 2018

(b)    Of Employees. During your employment and for six (6) months after the termination of your employment for any reason, you shall not, directly or indirectly, solicit to employ, or employ for yourself or others, any employee of the Company, or any subsidiary or affiliate of the Company, who was an officer, director or employee of, or consultant or advisor to, the Company, or any subsidiary or affiliate of the Company, as of the date of the termination of your employment with the Company or during the preceding six (6) month period, or solicit any such person to leave such person’s position or join the employ of, or act in a similar capacity with, another, then or at a later time.

13.    Remedies for Breach. In the event of the breach or threatened breach by you of paragraphs 10, 11, and 12 of this Agreement, the Company shall be entitled to injunctive or similar relief in addition to any other remedy to which it may be entitled, and you hereby waive any defense that an adequate remedy at law exists or any requirement that the Company post a bond or security to obtain a temporary restraining order or preliminary injunction. You acknowledge that the restrictions in this Agreement are in addition to any restrictions applicable law imposes upon you.

14.    Governing Law and Venue. This Letter Agreement will be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed in that state, and without regard to principles of conflicts of law, with the exception of the Arbitration provision under paragraph 15, which shall be governed by the Federal Arbitration Act. Subject to the arbitration clause in this agreement, for any legal proceedings connected hereto, such as for enforcement of an arbitration decision or for seeking injunctive relief pursuant to paragraph 13 of this Letter Agreement and the “Confidentiality and Intellectual Property Agreement,” you hereby consent to the personal jurisdiction of the court of the State of Florida located in Hillsborough County and the United States District Court for the Middle District of Florida.

15.    Arbitration. You agree that all claims, disputes, or controversies arising under this Letter Agreement or any other agreement between the parties, or related to your employment with the Company or the termination of such employment (whether or not based on contract, tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act, and/or the Americans with Disabilities Act), shall be resolved exclusively through mediation/arbitration by JAMS, in the JAMS office closest to your place of work, whose decision shall be final and binding and subject to confirmation in a court of competent jurisdiction, in accordance with the JAMS Rules and Procedures for Mediation/Arbitration of Employment Disputes. YOU EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR YOUR EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT. You understand and agree that nothing in this Arbitration paragraph or in this agreement shall alter or change the at-will nature of your employment relationship with the Company. Nothing in this paragraph will be interpreted to limit your right to file or participate in an investigative proceeding of any federal, state or local governmental agency, including the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or the National Labor Relations Board.

16.    Severance of Invalid Provisions. In the event that any arbitrator or court having competent jurisdiction shall determine that any one or more of the provisions contained in this Letter Agreement shall be unenforceable in any respect, such provision shall be deemed limited and restricted, within and only within the area subject to the jurisdiction of such court, to the extent that the court shall deem the provision to be unenforceable. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision hereof. In particular, and without limitation of the foregoing, if any provision of this agreement should be held to be unenforceable as to its scope, length of time or geographical area, such provision shall be deemed to be enforceable as to, and shall be deemed to be amended so as to cover, the maximum scope, maximum length of time and/or broadest area, as the case may be, which is then lawful.

Mr. Nicholas J. Virca

December 31, 2018

17.    Miscellaneous.

(a)    This Letter Agreement contains the entire understanding of the parties and may be modified only in a document signed by the parties and referring explicitly to this Letter Agreement. In executing this Letter Agreement, you represent that you have not relied on any representation or statement not set forth herein, and you expressly disavow any reliance upon any such representations or statements.

(b)    The at-will nature of your employment and the terms of your compensation may not be orally modified and may be modified only by a writing approved by the Board and executed by a duly authorized officer of the Company.

(c)    If any provision of this Letter Agreement is determined to be unenforceable, the remainder of this Letter Agreement shall not be adversely affected thereby.

(d)    This Letter Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and facsimile signatures shall be considered originals for purposes of this Agreement.

If you agree with the terms of this Letter Agreement and accept this offer of employment, please sign and date this Letter Agreement in the space provided below and return a copy to the Company to indicate your acceptance.

Thank you in advance for your continued service to the Company.

Sincerely,

HEDGEPATH PHARMACEUTICALS, INC.

By:	/s/ E. Brendan Magrab
E. Brendan Magrab
Chairman, Board of Directors

AGREED AND ACCEPTED
AS OF DECEMBER 31, 2018

/s/ Nicholas J. Virca
Nicholas J. Virca